Consent of Independent Accountants


Consent of PricewaterhouseCoopers LLP

June 29, 1999

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Reg. No. 333-30455) of Modis Professional Services, Inc. of our report dated June 11, 1999 relating to the financial statements, which appears in this Form 11-K.


PricewaterhouseCoopers LLP
Jacksonville, Florida